Filed pursuant to Rule 424(b)(3)
Registration No. 333-138881

Prospectus Supplement No. 2 dated March 7, 2007
(to Prospectus dated February 8, 2007)

20,000,000 SHARES
CURRENCYSHARESSMJAPANESE YEN TRUST

        This Prospectus Supplement No. 2 amends and supplements our prospectus dated February 8, 2007 (the “Prospectus”). This Prospectus Supplement No. 2 should be read in conjunction with, and must be delivered with, the Prospectus and Prospectus Supplement No. 1 dated February 15, 2007 (“Prospectus Supplement No. 1”).

        Subsequent to the filing of the Prospectus, Merrill Lynch Professional Clearing Corp. has signed a Participant Agreement. The language in the Prospectus identifying parties who have executed Participant Agreements is replaced as follows:

        Under the heading “Creation and Redemption of Shares” on page 32 of the Prospectus, the third full paragraph, third sentence states: “As of February 15, 2007, Goldman Sachs Execution & Clearing, L.P. and Goldman, Sachs & Co. have each signed a Participant Agreement, and upon the effectiveness of its Participant Agreement, each may create and redeem Baskets.”

        This sentence is hereby replaced with the following sentence: “As of March 7, 2007, Goldman Sachs Execution & Clearing, L.P., Goldman, Sachs & Co. and Merrill Lynch Professional Clearing Corp. have each signed a Participant Agreement and, upon the effectiveness of its Participant Agreement, each may create and redeem Baskets.”

        All of the other portions of the Prospectus, as amended by Prospectus No. 1, shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is March 7, 2007